Exhibit 99.2

SOURCE: Neptune Wellness Solutions Inc.

Neptune Wellness Enters into Binding Term Sheet with Morgan Stanley Providing Option to Exchange Debt of Sprout Organics

Neptune has the option within 90 days to exchange existing Sprout debt for Sprout equity resulting in Neptune ownership of approximately 89.5% of Sprout

LAVAL, QUÉBEC, CANADA – August 17, 2023 – Neptune Wellness Solutions Inc. ("Neptune" or the "Company") (NASDAQ: NEPT), a consumer-packaged goods company focused on plant-based, sustainable and purpose-driven lifestyle brands, today announced entering into a binding term sheet with NH Expansion Credit Fund Holdings L.P. (“Morgan Stanley” or "MSEC") for the Company’s organic baby and toddler food brand, Sprout Organics, providing Neptune with an option to exchange its existing Sprout debt for Sprout equity, on or prior to November 13, 2023 (the “Exchange”). The Exchange would substantially reduce Sprout’s debt. The Exchange would be subject to the execution of definitive agreements and receipt of required consents.

The term sheet further provides for amendments to remaining Sprout promissory notes in the event that the Exchange is consummated, including that such promissory notes would have their maturity date extended to June 30, 2025 and the termination of the guarantee currently provided by the Company. The term sheet further specifies certain terms governing a transaction that, if consummated, would result in Sprout becoming an independent trading entity. There can be no assurances that such a transaction or the Exchange will be consummated.

About Neptune Wellness Solutions Inc.

Neptune is a consumer-packaged goods company that aims to innovate health and wellness products. Founded in 1998 and headquartered in Laval, Quebec, the Company focuses on developing a portfolio of high-quality, affordable consumer products that align with the latest market trends for natural, sustainable, plant-based and purpose-driven lifestyle brands. The Company's products are available in more than 27,000 retail locations and include well-known organic food and beverage brands such as Sprout Organics, Nosh, and Nurturme, as well as nutraceuticals brands like Biodroga and Forest Remedies. With its efficient and adaptable manufacturing and supply chain infrastructure, the Company can quickly respond to consumer demand, and introduce new products through retail partners and e-commerce channels. Please visit neptunewellness.com for more details.

Disclaimer – Safe Harbor Forward–Looking Statements

This news release contains "forward-looking information" and "forward-looking statements" (collectively, "forward-looking statements") within the meaning of applicable securities laws. All statements, other than statements of historical fact, are forward-looking statements and are based on expectations, estimates, and projections as at the date of this news release. Any statement that involves discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions, future events or performance (often but not always using phrases such as "expects", or "does not expect", "is expected", "anticipates" or "does not anticipate", "plans", "budget", "scheduled", "forecasts", "estimates", "believes" or "intends" or variations of such words and phrases or stating that certain actions, events or results "may" or "could", "would", "might" or "will" be taken to occur or be achieved) are not statements of historical fact and may be forward-looking statements. In this news release, forward-looking statements include, among other things, statements with respect to the Exchange or other transactions being consummated, Neptune’s ability to consummate the Exchange or the receipt of any required consents.

Media Contacts:

media@neptunecorp.com

Investor Contacts:

Valter Pinto, Managing Director

KCSA Strategic Communications

neptune@kcsa.com

212.896.1254